EXHIBIT 99.1

Fluor Corporation	Jerry Holloway/Leann Vandergrift
One Enterprise Drive	Media Relations
Aliso Viejo, California 92656-2606	949.349.7411/7420

949.349.2000 tel	Lila Churney
949.349.5014 fax	Investor Relations
949.349.3909 tel
949.349.5375 fax

News Release

Fluor Reports Preliminary 2004 Results with
Record New Awards and Strong Backlog Growth

ALISO VIEJO, Calif., – February 2, 2005 – Fluor Corporation (NYSE: FLR) today announced preliminary financial results for its year ended December 31, 2004. Net earnings for the 2004 year were $186.3 million, or $2.25 per share, compared with $157.5 million, or $1.95 per share, in 2003, which included a net loss from discontinued operations and an after-tax provision for the cumulative effect of a change in accounting principle totaling $22.0 million, or 28 cents per share. Revenues for 2004 increased 7 percent to $9.4 billion compared with $8.8 billion in 2003.

     Net earnings for the fourth quarter were $47.5 million, or 57 cents per share, compared with $51.4 million, or 63 cents per share, in 2003. Revenues for the quarter were $2.7 billion, up 16 percent compared with $2.4 billion a year ago.

     New awards for 2004 were a record $13.0 billion, up 31 percent from $10.0 billion in 2003. Awards in the fourth quarter continued the strong trend experienced throughout the year, increasing 43 percent to $3.4 billion, compared with $2.4 billion a year ago. Consolidated backlog grew 39 percent to $14.8 billion, compared with $10.6 billion at the end of last year, and was up from $13.7 billion at the end of the third quarter.

     “We are pleased with our overall performance in 2004,” said Chairman and Chief Executive Officer Alan Boeckmann. “We delivered earnings performance at the high end of our guidance. This was accomplished by growing our Oil & Gas, Government, Industrial & Infrastructure and Global Services segments, offsetting the anticipated decline in Fluor’s Power business.

     “We’re particularly encouraged,” continued Boeckmann, “by the strong growth we’ve achieved in backlog this year, driven by strengthening trends in capital spending across a number of Fluor’s markets, building a solid foundation for future earnings growth. As expected, we’re starting to see renewed revenue growth, with increases year over year in both the third and fourth quarters.”

     Consolidated operating profit for the year was $410.9 million, up from $406.3 million a year ago. While revenues were up, driven by increases in Oil & Gas, Government, and Global Services, operating margins decreased to 4.4 percent from 4.6 percent in 2003. The lower margin was primarily due to the significant fall-off in Power which delivered particularly strong margins as projects completed in 2003.

     Corporate G&A expense for the year was reduced by 6 percent to $133.7 million compared with a year ago. Fluor’s financial condition remains strong, with cash and securities of $614 million at year-end. With $130 million of commercial paper outstanding, the debt-to-total capital ratio was 27 percent.

Outlook

     Looking ahead to 2005, Fluor continues to see a favorable outlook for new project prospects. With few exceptions, the major markets that Fluor serves are in a positive part of their business cycle, and the company is well positioned to capitalize on broad-based, strengthening capital spending trends. With $14.8 billion in backlog, the company is positioned to continue to grow revenues and earnings over the next several years. During the year, the company began work on a significant number of new multi-year projects. Given the profit lag associated with the slow ramp-up of new projects and variability associated with the timing of future new awards, the company’s guidance for 2005 at this early point in the year remains in the range of $2.30 to $2.60 per share.

Business Segments

     Fluor’s Oil & Gas segment reported strong operating profit for the year of $149.9 million, an increase of 24 percent compared with $121.2 million in 2003. Revenues for the segment increased 21 percent to $3.2 billion, while the operating margin increased slightly to 4.7 percent from 4.6 percent a year ago. These improved results reflect the significant ramp-up in new awards throughout 2003 and 2004 for both upstream and downstream projects globally, and substantial progress on major upstream projects in Russia and the Caspian Sea region.

     Operating profit in 2004 for Fluor’s Industrial & Infrastructure segment increased 4 percent to $65.6 million compared with $62.8 million last year. Revenues declined 12 percent to $2.3 billion, impacted by the residual effect of a lower level of new awards in the second half of 2003, along with slower startup of certain new projects. Operating margin increased to 2.9 percent from 2.4 percent in 2003. This improvement reflects a larger proportion of high-margin infrastructure work in the overall mix of the segment. While there was an increase in margins, the year was impacted by an estimated project loss on a transportation project.

     Fluor’s Government segment posted a 74 percent increase in operating profit for the year to $83.5 million. The significant growth in the operating profit was driven by a 34 percent increase in revenues to $2.3 billion and an improvement in the operating margin to 3.7 percent from 2.8 percent last year. The year-over-year improvement in revenues, operating profit and margin were mainly due to reconstruction activity in Iraq and strong performance on environmental remediation programs for the Department of Energy.

     Operating profit for the Global Services segment in 2004 was $98.3 million, modestly above last year’s $96.9 million. A 16 percent increase in revenues to $1.3 billion was mainly driven by higher work performed on operations and maintenance projects. The operating margin declined to 7.7 percent compared with 8.7 percent a year ago, mainly due to lower levels of company-wide construction activity, which impacted the segment’s construction equipment business.

     Fluor’s Power segment reported $13.6 million in operating profit, a reduction from $77.3 million in 2003. Consistent with the completion of a major cycle of investment in power projects, revenues and operating margin for the power segment declined significantly, as expected. Results were further impacted by costs associated with the startup and commissioning of a waste-coal power plant.

Preliminary Results

     The financial information in this announcement reflects the company’s preliminary results subject to completion of the annual audit. Audited financial results will appear in Fluor’s Form 10-K, which will be filed on or before March 16, 2005.

Fourth Quarter and Year-End Conference Call

     Fluor will host a conference call at 5:00 a.m. Pacific Standard Time on Thursday, February 3, which will be webcast live on the internet and can be accessed by logging onto http://investor.fluor.com. The webcast will be archived for 30 days following the call.

About Fluor Corporation

     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, California, Fluor is a FORTUNE 500 company with revenues of $9.4 billion in 2004. For more information, visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to the preliminary financial results of the Company pending completion of the Company’s audit, future backlog, revenue and earnings growth opportunities, expected performance of the Company’s business and the expansion of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: differing financial results upon completion of the Company’s audit; failure to achieve projected backlog, revenue and/or earnings levels; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients including our oil, gas, transportation, industrial, infrastructure and government clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1. Business — Company Risk Factors” in the Company’s Form 10-K filed on March 15, 2004. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (949) 349-3909. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS (PRELIMINARY)
(in millions, except per share amounts)
Unaudited

THREE MONTHS ENDED DECEMBER 31	2004	2003
Revenues	$2,739.9	$2,364.5
Costs and Expenses:
Cost of Revenues	2,623.0	2,249.5
Corporate G&A	49.2	39.9
Net Interest Income	(2.5)	(1.1)

Total Costs and Expenses	2,669.7	2,288.3

Earnings before Income Taxes	70.2	76.2
Income Tax Expense	22.7	24.8

Net Earnings	$47.5	$51.4

Basic Earnings per Share
Net Earnings	.58	.64
Weighted Average Shares	82.3	80.4
Diluted Earnings per Share
Net Earnings	.57	.63
Weighted Average Shares	83.4	81.6
New Awards	$3,369.0	$2,353.3
Backlog	$14,765.8	$10,607.1
Work Performed	$2,686.6	$2,315.7

YEAR ENDED DECEMBER 31	2004	2003
Revenues	$9,380.3	$8,805.7
Costs and Expenses:
Cost of Revenues	8,969.4	8,399.4
Corporate G&A	133.7	141.5
Net Interest Income	(3.5)	(3.2)

Total Costs and Expenses	9,099.6	8,537.7

Earnings from Continuing Operations before Income Taxes	280.7	268.0
Income Tax Expense	94.4	88.5

Earnings from Continuing Operations	186.3	179.5
Loss from Discontinued Operations	—	(11.6)
Cumulative Effect of Change in Accounting Principle	—	(10.4)

Net Earnings	$186.3	$157.5

Basic Earnings (Loss) per Share
Earnings from Continuing Operations	$2.28	$2.25
Loss from Discontinued Operations	.00	(.15)
Cumulative Effect of Change in Accounting Principle	.00	(.13)
Net Earnings	2.28	1.97
Weighted Average Shares	81.6	79.8
Diluted Earnings (Loss) per Share
Earnings from Continuing Operations	$2.25	$2.23
Loss from Discontinued Operations	.00	(.15)
Cumulative Effect of Change in Accounting Principle	.00	(.13)
Net Earnings	2.25	1.95
Weighted Average Shares	82.8	80.5
New Awards	$13,028.6	$9,976.0
Backlog	$14,765.8	$10,607.1
Work Performed	$9,185.5	$8,635.3

FLUOR CORPORATION
(PRELIMINARY)
Unaudited

SELECTED BALANCE SHEET ITEMS
($ in millions, except per share amounts)

	DECEMBER 31, 2004	DECEMBER 31, 2003
Cash and Cash Equivalents	$613.7	$496.5
Total Current Assets	2,788.8	2,213.6
Total Assets	4,046.6	3,449.5
Total Short-Term Debt	129.9	221.5
Total Current Liabilities	1,856.7	1,829.1
Long-term Debt	347.6	44.7
Shareholders’ Equity	1,325.4	1,081.5
Total Debt to Capitalization %	26.5%	19.7%
Shareholders’ Equity Per Share	$15.68	$13.17

OTHER ITEMS
($ in millions)

	Three Months Ended		Year Ended
	December 31		December 31
	2004	2003	2004	2003
Depreciation **	$23.5	$19.8	$87.0	$79.7
Capital Expenditures **	35.6	31.6	104.4	79.2

**	Continuing operations only.

BUSINESS SEGMENT FINANCIAL REVIEW
($ in millions)

THREE MONTHS ENDED DECEMBER 31	2004	2003
Revenues
Oil & Gas	$933.3	$708.6
Industrial & Infrastructure	776.6	611.9
Government	571.8	605.1
Global Services	383.3	284.1
Power	74.9	154.8

Total revenues	$2,739.9	$2,364.5

Operating Profit / Margin %	$	%	$	%
Oil & Gas	$47.3	5.1	$36.1	5.1
Industrial & Infrastructure	23.3	3.0	17.9	2.9
Government	20.0	3.5	15.7	2.6
Global Services	29.5	7.7	27.8	9.8
Power	(3.2)	(4.2)	17.5	11.3

Total operating profit / margin %	$116.9	4.3	$115.0	4.9

YEAR ENDED DECEMBER 31	2004	2003
Revenues
Oil & Gas	$3,207.3	$2,647.0
Industrial & Infrastructure	2,295.9	2,597.4
Government	2,270.5	1,693.8
Global Services	1,280.2	1,108.3
Power	326.4	759.2

Total revenues	$9,380.3	$8,805.7

Operating Profit / Margin %	$	%	$	%
Oil & Gas	$149.9	4.7	$121.2	4.6
Industrial & Infrastructure	65.6	2.9	62.8	2.4
Government	83.5	3.7	48.1	2.8
Global Services	98.3	7.7	96.9	8.7
Power	13.6	4.2	77.3	10.2

Total operating profit / margin %	$410.9	4.4	$406.3	4.6

FLUOR CORPORATION
Supplemental Fact Sheet (PRELIMINARY)
Unaudited

NEW AWARDS
($ in millions)

THREE MONTHS ENDED DECEMBER 31	2004		2003		% Chg

Oil & Gas	$730	22%	$752	32%	-3%
Industrial & Infrastructure	1,119	33%	483	21%	132%
Government	406	12%	540	23%	-25%
Global Services	617	18%	408	17%	51%
Power	497	15%	170	7%	193%

TOTAL NEW AWARDS	$3,369	100%	$2,353	100%	43%

YEAR ENDED DECEMBER 31	2004		2003		% Chg
Oil & Gas	$3,587	27%	$3,686	37%	-3%
Industrial & Infrastructure	5,038	39%	2,558	26%	97%
Government	2,254	17%	1,995	20%	13%
Global Services	1,538	12%	1,252	12%	23%
Power	612	5%	485	5%	26%

TOTAL NEW AWARDS	$13,029	100%	$9,976	100%	31%

BACKLOG TRENDS
($ in millions)

AS OF DECEMBER 31	2004		2003		% Chg
Oil & Gas	$4,778	33%	$3,420	32%	40%
Industrial & Infrastructure	5,658	38%	3,273	31%	73%
Government	1,520	10%	1,488	14%	2%
Global Services	2,258	15%	1,821	17%	24%
Power	552	4%	605	6%	-9%

TOTAL BACKLOG	$14,766	100%	$10,607	100%	39%

United States	$5,418	37%	$5,041	48%	7%
The Americas	3,781	25%	1,190	11%	218%
Europe, Africa and the Middle East	4,708	32%	3,871	36%	22%
Asia Pacific	859	6%	505	5%	70%

TOTAL BACKLOG	$14,766	100%	$10,607	100%	39%